Exhibit 99.1

(2) The securities are held as follows: 657,437 shares of common stock and a warrant to purchase 164,359 shares of common stock held by A.M. Pappas Life Science Ventures IV, L.P., 31,291 shares of common stock and a warrant to purchase 7,822 shares of common stock held by PV IV CEO Fund, L.P., 191,931 shares of common stock and a warrant to purchase 47,982 shares of common stock held by A.M. Pappas Life Science Ventures III, L.P. and 11,932 shares of common stock and a warrant to purchase 2,983 shares of common stock held by PV III CEO Fund, L.P. AMP&A Management IV, LLC is the general partner of each of A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P. (collectively, the IV Funds), and AMP&A Management III, LLC is the general partner of each of A. M. Pappas Life Science Ventures III, L.P. and PV III CEO Fund, L.P. (collectively with the IV Funds, the Funds), and each of AMP&A Management IV, LLC and AMP&A Management III, LLC has a management agreement with A. M. Pappas & Associates, LLC whereby A. M. Pappas & Associates, LLC provides management services for the Funds. As a result, A. M. Pappas & Associates, LLC’s investment committee exercises sole dispositive and voting power over the securities owned by the Funds. The Reporting Person is affiliated with A.M. Pappas & Associates, LLC and may be deemed to beneficially own the securities. The Reporting Person disclaims beneficial ownership over these securities, except to the extent of his pecuniary interest therein.